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                                                                Exhibit 18.01


                              Deloitte & Touche LLP
                                    Suite 820
                                1426 Main Street
                                P. O. Drawer 7128
                         Columbia, South Carolina 29202



May 12, 2000



SCANA Corporation
1426 Main Street
Columbia, South Carolina  29201

Dear Sirs/Madams:

At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended March 31, 2000, of the facts relating to the change in accounting method to record an estimate of unbilled revenues for electricity and gas delivered but not yet billed. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of the Company, that the accounting change described in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.

We have not audited any consolidated financial statements of SCANA Corporation and its consolidated subsidiaries as of any date or for any period subsequent to December 31, 1999. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of the Company, or on the financial position, results of operations, or cash flows of SCANA Corporation and its consolidated subsidiaries as of any date or for any period subsequent to December 31, 1999.

Yours truly,


s/Deloitte & Touche LLP
Deloitte & Touche LLP